Sphere 3D Corp. Provides Bitcoin Production and Mining Updates for January 2023

  Grew production by 111% month over month to 37.84 Bitcoin
  Operations achieved 108.9 BTC/EH efficiency

Toronto, Ontario--(Newsfile Corp. - February 17, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, provides results of its Bitcoin mining operation for the month ended January 31, 2023.

CEO Comments

"January was another pivotal month for Sphere 3D, with the receipt of approximately 11,000 miners and a long-awaited boost in the price of bitcoin. Once fully deployed and hashing, Sphere 3D's fleet will total approximately 15,000 units, with a production capacity of over 1.6 EH/s.

"We have started the new year with momentum. We have several thousand miners which are ready to be deployed pending the finalization of definitive hosting agreements. In January, we saw the price of bitcoin rise and sustain prices over $20,000.  We have taken advantage of this market upswing and have liquidated the majority of our previously mined bitcoin holdings. Last year was challenging for the industry, however we believe that the market will start to stabilize in the first quarter. Our team is working diligently to ensure all miners are deployed and hashing by the end of the first quarter."

Compute North Update

In January 2023, all 3,336 miners at the Wolf Hollow site were energized.  We expect that they will continue hashing. We continue to work with Compute North for the return of our deposit through the Chapter 11 process.

Miner Delivery Update

In January, approximately 11,850 S19J Pro104T miners landed and cleared customs in accordance with the amended terms of the Company's contract with a vendor.  We expect deployment to hosting partners pending the execution of definitive agreements in the coming weeks.

Core Scientific Update

As previously disclosed by the Company, Sphere 3D filed an arbitration request against Core Scientific ("Core") on its claim for the non-refunded portion of the Company's advanced deposits. Core subsequently filed for restructuring under Chapter 11 on December 21, 2022, citing burdensome debt obligations as a result of rising energy prices and the decline in the price of bitcoin. Sphere 3D has engaged counsel and is vigorously pursuing every available option to recover its funds. Sphere 3D CEO Patricia Trompeter was appointed to the unsecured creditors committee as designated by the United States Trustee.

Bitcoin Production and Holdings Update

In January 2023, Sphere 3D produced 37.84 Bitcoin, or 1.26 per day. Sphere 3D's mining fleet operated at 108.9 BTC/EH efficiency. Daily production volume increased 118 percent compared to December 2022.

During January 2023, the Company employed a Hybrid strategy of liquidating during bitcoin price upswings and HODL for the remainder of its holdings. The Company used approximately 121.65 Bitcoin during the month to fund working capital, customs fees, duties, insurance and shipping related to the delivery of approximately 11,850 S19J Pros.

Bitcoin held by the Company represents a fair market value of approximately $0.4 million based on the Bitcoin price of $23,079 on January 31, 2023. As of January 31, 2023, the Company was operating approximately 4,330 S19j Pros miners delivering a production capacity of approximately 433 PH/s.

BITCOIN PRODUCTION AND HOLDINGS

CEO Closing   Remarks

"We continue to deploy the additional miners which will significantly increase our production capacity. We are in a strong position to grow in this quarter. We continue to execute on our operations while evaluating new accretive opportunities to drive growth in 2023."

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally related to future events including the timing of the proposed transaction and other information related proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject  other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 20-F and Form 6-K and in other filings made by Sphere 3D with the Sec from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com